N E W S R E L E A S E
Corporate Headquarter
4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com
Contacts:
                        Investors: Media:
Ramesh Shettigar Eileen L. Beck
(717) 225-2746 (717) 225-2793
ramesh.shettigar@glatfelter.com eileen.beck@glatfelter.com

GLATFELTER ANNOUNCES CHIEF EXECUTIVE OFFICER TRANSITION
~ Non-Executive Chairman Role Established to Coincide with Change in Company Leadership ~

CHARLOTTE, North Carolina – August 25, 2022: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today announced that Mr. Thomas Fahnemann has been appointed to the role of President and Chief Executive Officer, effective immediately. He replaces the Company’s current Chairman and Chief Executive Officer, Mr. Dante C. Parrini, who will be leaving the Company following a 25-year career. In addition, the Board has appointed Mr. Kevin M. Fogarty, currently an independent Glatfelter Board Director and Chairman of the Nominating and Corporate Governance Committee, to the role of Non-Executive Chairman. The Company noted that these changes are not related to Glatfelter’s operations, financial reporting or controls, or personal conduct.

“The Board of Directors of Glatfelter are unanimous in our view that we have the right combination of business segments serving attractive, growth-oriented markets and customers, with sustainable product offerings to truly address fundamental challenges in today’s changing world. Nevertheless, as our shareholders and all stakeholders well know, unprecedented global inflationary challenges, and the geopolitical conflicts in Russia/Ukraine primarily, have yielded major challenges impacting Glatfelter’s financial performance. As such, the Board is also unanimous in its view that now is the right time for new leadership at Glatfelter to address these concerns specifically, while charting a new direction to unlock the full value we fundamentally believe is unique to Glatfelter. In naming Thomas Fahnemann as our next CEO, we are confident his success leading similar consumer-driven, industrial businesses, coupled with his vast European experiences and perspectives, will present our shareholders, customers, and employees alike with a disciplined approach to reposition the company toward a future we all believe is achievable. We are delighted to welcome Thomas to Glatfelter,” said Mr. Lee C. Stewart, Independent Lead Director.

Mr. Fahnemann currently serves as Non-Executive Director, Member of the Board and Chairman of the Audit Committee for AustroCel Hallein, GmbH, Amsterdam, the Netherlands. From 2010 to 2017, Mr. Fahnemann served as CEO and Chairman of the Management Board, Semperit Holding AG in Vienna, Austria, where he developed the company’s growth strategy which was instrumental in growing sales and volume while improving the profitability in the industrial sector. He also led the largest acquisition in the history of Semperit Holding. Prior to 2010, he held leadership roles in various fiber- and chemical-based businesses including serving as CEO and Chairman of the Management Board, RHI AG; CEO and Chairman of the Management Board, Lenzing AG; and Vice President, General Manager, KoSa (Koch Industries). Mr. Fahnemann holds a Master of Business Administration degree from Mainz University of Applied Science in Germany and is a graduate of Northwestern University’s Executive Management Program. Mr. Fahnemann will be based at Glatfelter’s corporate headquarters in Charlotte, North Carolina.

“I am honored to join Glatfelter, a company with a long, distinguished history of servicing its customers with high quality, market-leading products. I want to thank the Board of Directors for their confidence in me to lead the Company at this critical time. I am very much looking forward to working with the Glatfelter team to deliver the performance and results our stakeholders expect,” said Mr. Fahnemann.

Mr. Stewart concluded, “We are grateful to Dante for his 25 years of service with Glatfelter, including his leadership as Chairman and Chief Executive Officer since 2011. Dante was instrumental in Glatfelter’s transformation from a traditional paper manufacturer to a more specialized engineered materials company that is now a leading supplier of essential products for enhancing consumers’ everyday life. Dante’s leadership and personal commitment to Glatfelter’s Core Values and Code of Business Conduct, and his dedication to Glatfelter PEOPLE, were exemplified in the way he conducted business throughout his entire career and will provide the cornerstone to his legacy for many years to come.”

In addition, Mr. Kevin M. Fogarty will serve in a newly created role as Non-Executive Chairman to Glatfelter’s Board of Directors. The position of Independent Lead Director, currently held by Mr. Lee C. Stewart, will no longer exist, however, Mr. Stewart will continue to play an instrumental role on the Company’s Board, including assuming the role of Chairman of the Nominating and Corporate Governance Committee. Mr. Fogarty joined the Board in 2012 and recently retired from Kraton Corporation, Inc., where he served as President, Chief Executive Officer and Director since 2008. He is also the Chairman of the Board of Ecovyst (NYSE: ECVT), a Board Director for OPAL Fuels (NASDAQ: OPAL) and Circulus Holdings, PBLLC, and previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022.

The Company expects to release its Q3 earnings on November 1st and the previously provided earnings guidance for the third quarter remains unchanged.

About Glatfelter
Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.